Exhibit 5.1

September 24, 2025

Aureus Greenway Holdings Inc.

2995 Remington Blvd. Kissimmee, FL 34744

Ladies and Gentlemen:

We have acted as securities counsel to Aureus Greenway Holdings Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration of the offering and issuance of up to 1,500,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share, under the Company’s 2025 Equity Incentive Plan (the “Plan”).

In rendering this opinion, we have examined: (i) the Articles of Incorporation and Bylaws of the Company, as filed in the Registration Statement; (ii) the Registration Statement; (iii) the Plan, and (iii) such statutory provisions, certificates and other documents as we have deemed appropriate or necessary as a basis for the opinions hereinafter expressed. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based on the foregoing, we are of the opinion that the Shares being issued pursuant to the Registration Statement, as well as the securities being registered in connection with the selling stockholders are duly authorized and will be, when so issued, legally and validly issued, and fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Very truly yours,

/s/ Ortoli Rosenstadt LLP
Ortoli Rosenstadt LLP